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                               [Letterhead]

April 19, 1996



Mike Searles
64 Balfour Drive
West Hartford, CT 07761



Dear Mike:

This letter will confirm our offer to you to join Montgomery Ward as Executive Vice President Apparel and Gold 'N Gems. You will report to the Chairman and C.E.O. and become a member of the Executive Committee of Montgomery Ward Retail. Your compensation plan will be as follows:

     1.)  Base salary will be $500,000 annually, paid semi-monthly.

     2.) Target bonus on the Short-Term Performance Management Plan will be $250,000 annually. Your objectives under this incentive plan will be set by the Board Committee on Senior Executive Compensation as required by the tax and S.E.C. regulations. Under the provisions of this plan, you can earn up to 150% of the target amount by exceeding the objectives. For 1996 and 1997, your target bonus of $250,000 will be guaranteed.

     3.) You will participate in the Executive Long Term Incentive Plan with a target award of 50% of your average annual base salary for the three year cycle. For the 1994-1996 cycle, which ends in December of 1996, you will participate at a target amount of $150,000. Thereafter, you will participate at the full 50% target level for all cycles, including the 1995-1997 and 1996-1998 cycles. A copy of the plan description is attached.

     4.) You will participate in all Senior Officer Perquisite Plans, including In-Town Limo Service, Financial Planning, Tax Preparation, Supplemental Medical and Life coverage and annual physicals. You will also participate in the Montgomery Ward Change of Control Security Plan for Senior Officers. Copies of these plans are attached.


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Mike Searles
April 19, 1996
Page 2



     5.) The Stock Ownership Committee will be requested (and endorsed by Bernie Brennan) to grant you options for 300,000 shares of Montgomery Ward Holding Stock at $24.50 per share. These options will have a ten year term and will vest as follows:

                           150,000      June 1, 1997
                           150,000      June 1, 1998

          These Stock Options will be offered in accordance with the Terms and Conditions of the Stockholders Agreement. A copy of the current Prospectus is included.

     6.) Montgomery Ward will provide you with a full relocation plan, including movement of household goods, househunting trips, and home purchase at 100% of the $1.5 million purchase value of your home in West Hartford. In addition, Montgomery Ward will pay your closing costs on your home purchase in the Chicago area, plus up to two points on your financing of a new home. Your temporary housing expenses in the Chicago area for the first four months (or until relocation if sooner) will be paid by Montgomery Ward.

     7.) If Montgomery Ward initiates a separation of your employment for any reason other than "Cause" as defined below, or if you terminate your employment for "Good Reason" as defined below, you will receive the higher of either your base pay and most recent short term bonus award through May 31, 1998; the payments provided in the Montgomery Ward Change of Control Security Plan; or, 18 months base salary plus 1 1/2 times your most recent short term P.M.P. Award. (See attached plans.) Also, all stock options in point 5 above will immediately vest if you are separated by the Company without "Cause", or if you terminate your employment for "Good Reason" as defined below. Additionally, you will be permitted to retain your health care coverage at the associate rate for 18 months following termination.


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Mike Searles
April 19, 1996
Page 3



          "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder and to remedy such failure within ninety (90) days after receiving notice from the Board of Directors of the Company or their representative specifying the details thereof,
          (ii) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chief Executive Officer of the Company or their representative and to remedy such failure within ninety (90) days after receiving notice from the Board of Directors of the Company or their representative specifying the details thereof, or (iii) your conviction of any kind of felony or your conviction of any misdemeanor involving moral turpitude that negatively reflects on the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company. NOTE: "Cause" does not include poor work performance.

          If you are not made President, Montgomery Ward Retail on or before January 1, 1998, or if another Executive is named President, Montgomery Ward Retail during that period, you may elect (within
          90 days and with 90 days written notice) to treat your employment as separated without "Cause" and will receive a special severance plan equal to 18 months base salary plus 1 1/2 times your most recent short term P.M.P. Award in lieu of any other severance plan and your stock options in point 5 above will immediately vest. Additionally, you will be permitted to retain your health care coverage at the associate rate for the severance period.

          If you voluntarily leave Montgomery Ward without "Good Reason", or are separated for "Cause", you will receive no severance payments, nor will your stock or stock options (as the case may be) continue to vest beyond your separation date. "Good Reason" shall mean any action by Montgomery Ward which, without you prior written consent significantly reduces your job responsibilities, job title, compensation, or benefits.


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Mike Searles
April 19, 1996
Page 4



If you are in agreement with the compensation plan as detailed above, please sign this letter below and return it to me.

Mike, I am pleased that you will be joining Montgomery Ward and I look forward to working with you on moving our business to the next level.


Sincerely,



/s/ Robert A. Kasenter
________________________
Robert A. Kasenter
Executive Vice President
Human Resources



cc:  Bernie Brennan
     Silas Cathcart
     Dan Porter



                                       /s/ Michael S. Searles
                                       ________________________
                                             Mike Searles


                                               4/22/96
                                       ________________________
                                                 Date